EXHIBIT 99.1


[LOGO]
The Global Power Company                                            NEWS RELEASE
--------------------------------------------------------------------------------
                                                    Contact: Kenneth R. Woodcock
                                                                  (703) 522 1315


                   AES REPORTS SECOND QUARTER 2003 INCOME FROM
                    CONTINUING OPERATIONS OF $0.11 PER SHARE

      $991 Million In Parent Company Liquidity Provides Renewed Flexibility
                           For Delevering And Growth

--------------------------------------------------------------------------------

ARLINGTON, VA, July 30, 2003 -- The AES Corporation (NYSE: AES) announced today that income from continuing operations for the quarter ended June 30, 2003, was $65 million, or $0.11 per diluted share, up from a loss of $(101) million, or $(0.19) per diluted share for the second quarter of 2002. Income from continuing operations for the six months ended June 30, 2003, was $142 million, or $0.25 per diluted share, up from income of $11 million, or $0.02 per diluted share, for the six months ended June 30, 2002.

Net loss for the quarter ended June 30, 2003 was $(129) million, or $(0.22) per diluted share compared to a loss of $(115) million, or $(0.22) per diluted share for the second quarter of 2002. Net loss for the six months ended June 30, 2003 was $(35) million, or $(0.06) per diluted share compared to a loss of $(428) million, or $(0.80) per diluted share, for the six months ended June 30, 2002. The net losses for all periods included charges for discontinued operations. For the second quarter of 2003, the charges in discontinued operations primarily arise from the Company's decision to classify it's businesses in The Republic of Georgia as held for sale.

Revenues for the quarter ended June 30, 2003 were $2.2 billion, up from $2.0 billion for the quarter ended June 30, 2002. Revenues for the six months ended June 30, 2003 were $4.4 billion, up from $4.2 billion for the six months ended June 30, 2002. Operating Income for the quarter ended June 30, 2003 was $459 million, up from $409 million for the quarter ended June 30, 2002. Operating Income for the six months ended June 30, 2003 was $1.04 billion, down from $1.05 billion for the six months ended June 30, 2002.

AES also announced that consolidated net cash provided by operating activities for the second quarter of 2003 was $291 million and $737 million for the first half of 2003. Additionally, its subsidiary distributions to parent and qualified holding companies for the second quarter of 2003 totaled $300 million and $480 million for the first half of 2003.

Paul Hanrahan, Chief Executive Officer stated, "We are extremely pleased with the progress we have made in improving the financial situation of the Company. Looking back over the last 9 months and culminating with yesterday's completion of our bank loan financing, we have refinanced or raised approximately $5 billion of debt while increasing the average life of our parent maturities from
5.8 years to 7.8 years. During the quarter we also successfully raised $335 million in a common stock offering. In addition, we now have approximately $1 billion of cash on hand which provides renewed flexibility to continue our deleveraging program and to pursue attractive growth opportunities."

Barry Sharp, Chief Financial Officer, stated, "In addition to the significant improvement in our maturity profile, we also continued to grow our corporate liquidity position with total distributions to the parent and qualified holding companies of $480 million through the first six months of 2003. Along with the proceeds from asset sales, we have also repaid debt at the parent level by over $660 million since December 2002 and we plan to continue that progress with our recently announced intention to call our $198 million 10.25% 2006 notes. For the full year of 2003 we continue to expect consolidated net cash provided by operating activities of approximately $1.5 billion, with $737 million generated through the first six months."

Conference Call Information
This information will be discussed on a conference call to be held on Wednesday July 30, 2003, at 9:00 am (Eastern Time). You may access the call via a live web cast which will be available online at http://www.aes.com under the Investor Relations section. This web cast will be available online until Friday, August 8, 2003. A telephonic replay of the call will also be available from approximately 12:00 pm on Wednesday, July 30, until 6:00 pm on Friday, August 8 (Eastern Time). Please dial (877) 519 4471. The system will ask for a reservation number; please enter 4005505 followed by the pound key (#). International callers should dial (973) 341 3080.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain "forward-looking statements" regarding The AES Corporation's business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

The company's generating assets include interests in 158 facilities totaling over 55 gigawatts of capacity, in 28 countries. AES's electricity distribution network sells 108,000 gigawatt hours per year to over 16 million end-use customers.


                                    * * * * *

For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.

                                    2 of 13

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS ENDED JUNE 30, 2003 AND 2002

---------------------------------------------------------------------------------------------

                                                              Quarter                Quarter
                                                               Ended                  Ended
($ in millions, except per share amounts)                    6/30/2003              6/30/2002
---------------------------------------------------------------------------------------------
REVENUES:
Sales and services                                          $   2,192               $   2,038

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                      1,701                   1,602
Selling, general and administrative expenses                       32                      27
                                                            ---------               ---------
Total operating costs and expenses                              1,733                   1,629
                                                            ---------               ---------

OPERATING INCOME                                                  459                     409

OTHER INCOME AND (EXPENSE):
Interest expense, net                                            (521)                   (415)
Other income (expense), net                                       162                     (90)
Equity in earnings of affiliates (before income tax)               21                      26
Loss on sale of investments                                         -                     (59)
                                                            ----------              ---------
INCOME (LOSS) BEFORE INCOME TAXES AND
  MINORITY INTEREST                                               121                    (129)

Income tax expense                                                 34                      (7)
Minority interest expense (income)                                 22                     (21)
                                                            ---------               ---------

INCOME (LOSS) FROM CONTINUING OPERATIONS                           65                    (101)

Income (loss) from operations of discontinued components
  (net of income taxes of $0 and $(2), respectively)             (194)                   (141)
                                                            ---------               ---------
LOSS BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                           (129)                   (242)

Cumulative effect of accounting change
  (net of income taxes of $83, respectively)                        -                     127
                                                            ---------               ---------
NET LOSS                                                    $    (129)              $    (115)
                                                            =========               =========
DILUTED EARNINGS PER SHARE:
Income from continuing operations                           $    0.11               $   (0.19)
Discontinued operations                                         (0.33)                  (0.27)
Cumulative effect of accounting change                              -                    0.24
                                                            ----------              ---------
Total                                                       $   (0.22)              $   (0.22)
                                                            ==========              =========
Diluted weighted average
  shares outstanding (in millions)                                577                     535
                                                                  ===                     ===


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

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002

---------------------------------------------------------------------------------------------
                                                            Six Months             Six Months
                                                              Ended                  Ended
($ in millions, except per share amounts)                   6/30/2003              6/30/2002
---------------------------------------------------------------------------------------------

REVENUES:
Sales and services                                          $   4,385               $   4,214

OPERATING COSTS AND EXPENSES:
Cost of sales and services                                      3,283                   3,109
Selling, general and administrative expenses                       62                      54
                                                            ---------               ----------
Total operating costs and expenses                              3,345                   3,163
                                                            ---------               ----------

OPERATING INCOME                                                1,040                   1,051

OTHER INCOME AND (EXPENSE):
Interest expense, net                                          (1,022)                   (809)
Other income (expense), net                                       205                    (147)
Equity in earnings of affiliates (before income tax)               45                      55
Loss on sale of investments                                         -                    (116)
                                                            ---------               ----------
INCOME BEFORE INCOME TAXES AND
  MINORITY INTEREST                                               268                      34

Income tax expense (benefit)                                       73                      54
Minority interest expense (income)                                 53                     (31)
                                                            ---------               ----------

INCOME FROM CONTINUING OPERATIONS                                 142                      11

Income (loss) from operations of discontinued components
  (net of income taxes of $7 and $43, respectively)              (175)                    (93)
                                                            ---------               ----------

LOSS BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                            (33)                    (82)

Cumulative effect of accounting change
  (net of income taxes of $1 and $72, respectively)                (2)                   (346)
                                                            ---------               ----------
NET LOSS                                                    $     (35)              $    (428)
                                                            =========               ==========

DILUTED EARNINGS PER SHARE:
Income from continuing operations                           $    0.25               $    0.02
Discontinued operations                                         (0.31)                  (0.17)
Cumulative effect of accounting change                              -                   (0.65)
                                                            ----------              ----------
Total                                                       $   (0.06)              $   (0.80)
                                                            ==========              ==========

Diluted weighted average
  shares outstanding (in millions)                                569                     536
                                                                  ===                     ===

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


Business Segment Results

AES's business segments, which include Contract Generation, Large Utilities, Competitive Supply and Growth Distribution, generated combined income before income taxes, excluding the Corporate segment, of $205 million for the second quarter of 2003, as compared with $8 million for the second quarter of 2002. Total income before income taxes, including the Corporate segment, was $99 million for the second quarter of 2003, as compared with a loss of $(108) million for the same period in 2002. On a geographic basis, income before income taxes from the business segments was generated $92 million from North America, $130 million from South America, $37 million from Asia, $(36) million from Europe and Africa, and $(18) million from the Caribbean.

Contract Generation

           ($ in millions)                     2Q           2Q
                                              2003         2002        Variance
                                              ----         ----        --------
     Segment revenues                         $735         $632          $103
        % of total revenues                     34%          31%            3%

     Gross margin                             $285         $260           $25
        % of segment revenues                   39%          41%           (2)%

     Income before income taxes               $124         $144          $(20)
        % of income before income taxes
        from segments                           60%        1800%          NM

Contract Generation consists of multiple power generation facilities located around the world that have contractually limited their exposure to commodity price risks and electricity price volatility by entering into long-term (5 years or longer) power purchase agreements for 75% or more of their expected output capacity.

For the second quarter of 2003, Contract Generation revenues were $735 million and represented 34% of total revenues, an increase of $103 million over the second quarter of 2002. The most significant contributions continued to be from North and South America, which in aggregate comprised 60% of Contract Generation revenue for the quarter as compared to 59% for the same period in 2002. Revenues were enhanced with the addition of recently completed commercial contract generation businesses totaling 1,451 mw (added subsequent to the second quarter of 2002), including Red Oak in New Jersey (832 mw gas), Puerto Rico (454 mw
coal), Kelanitissa in Sri Lanka (165 mw gas), Barka in Oman (427 mw gas), Ras Laffan in Qatar (750 mw gas) and Andres in the Dominican Republic (310 mw gas). Revenues also improved at Los Mina in the Dominican Republic, Merida III in Mexico, Kilroot in Northern Ireland, Tiszai in Hungary and Ebute in Nigeria. These improvements were offset by declines at Shady Point in Oklahoma due to a step-down in the contracted capacity payment, Warrior Run in Maryland, Tiete in Brazil and Lal Pir and Pak Gen in Pakistan.

                                    5 of 13

The gross margin for the Contract Generation segment was $285 million for the quarter, an increase of 10% from the second quarter of 2002. Gross margin increases arose at Uruguaiana and Tiete in Brazil, Los Mina in the Dominican Republic, Kilroot in Northern Ireland and Ebute in Nigeria. Additionally, new plants that came online subsequent to the second quarter of 2002 contributed to the increase. These increases were offset by declines in gross margin at Beaver Valley and Ironwood in Pennsylvania, Shady Point in Oklahoma, the Southland plants in California and the Chigen plants in China. As a percentage of revenues, the gross margin for the Contract Generation segment was 39% in the second quarter of 2003, a decline from 41% in the second quarter of 2002.

Contract Generation generated $124 million of income before income taxes (or 60% of the net total) for the second quarter of 2003, a decrease from $144 million in the second quarter of 2002. South America showed an increase due to Gener in Chile and Uruguaiana in Brazil offset by a decrease at Tiete in Brazil. North America experienced declines due to Beaver Valley in Pennsylvania, Warrior Run in Maryland due to FAS 133 mark-to-market losses and Shady Point in Oklahoma due to a step-down in the contracted capacity payment. These declines were partially offset by increases in the Southland plants in California. The Caribbean experienced an overall decrease due to the write-off of capitalized costs associated with El Faro, a development project in Honduras that was terminated during the second quarter of 2003. This decrease was partially offset by the start of commercial operations at Puerto Rico. Income before taxes was relatively consistent between periods for Asia and for Europe/Africa.

Competitive Supply

           ($ in millions)                     2Q           2Q
                                              2003         2002        Variance
                                              ----         ----        --------
     Segment revenues                         $363         $373          $(10)
        % of total revenues                     17%          18%           (1)%

     Gross margin                              $18          $85          $(67)
        % of segment revenues                    5%          23%          (18)%

     Loss before income taxes                 $(31)        $(37)           $6
        % of income before income taxes
        from segments                          (15)%       (463)%           NM

Competitive Supply consists primarily of the power plants selling electricity directly to wholesale customers in competitive markets and, as a result, the profitability of such plants are generally more sensitive to fluctuations in the market price of electricity, natural gas and coal, in particular.

For the second quarter of 2003, Competitive Supply revenues were $363 million and represented 17% of total revenues for the quarter. The most significant contributions

                                    6 of 13
continued to be from the competitive markets of the U.S. and the UK that in aggregate comprised 74% of Competitive Supply revenue for the quarter. Competitive market prices increased quarter over quarter in New York, which resulted in increased revenue in the New York plants. Additionally, other plants showed revenue improvements, including Parana in Argentina and Ekibastuz in Kazakhstan. An increase in revenue also resulted from the start of commercial operations at Granite Ridge in New Hampshire (720 mw gas). These increases were partially offset by decreased revenues from Deepwater in Texas due to an outage and from Drax in the UK. Despite increases in its sales volume quarter over quarter, Drax had lower revenues due to lower prices from the merchant market than what was received in 2002 under the TXU contract which was terminated during the fourth quarter of 2002.

Gross margin as a percentage of revenues for the Competitive Supply segment was 5% in the second quarter of 2003, a decrease from 23% in the second quarter of 2002. Overall, the gross margin for Competitive Supply decreased from $85 million to $18 million. Margins and margin percentages were lower at Deepwater in Texas, Granite Ridge in New Hampshire, Borsod in Hungary, Panama and Drax in the UK due to lower prices as a result of the termination of the TXU contract and increased cost of sales due to higher volume. These decreases were partially offset by increased margins and margin percentages in North and South America, including the New York plants and Parana.

Competitive Supply had a loss before income taxes of $(31) million (or (15)% of the net total) for the second quarter of 2003, which represents a $6 million improvement over the same period in 2002. The Competitive Supply loss before income taxes remained fairly constant between 2002 and 2003. However, second quarter 2002 losses included depreciation of the Argentina Peso at Parana, the write-off of Infovias, and the loss on the CCI Investment, as compared to appreciation of the Argentina Peso during the second quarter of 2003 and additional losses at Drax in the UK due to operating in the merchant market in 2003 rather than under the TXU contract in 2002. Additionally Borsod in Hungary, Deepwater in Texas and Granite Ridge in New Hampshire experienced decreased income before income taxes in 2003.

Large Utilities

           ($ in millions)                     2Q           2Q
                                              2003         2002        Variance
                                              ----         ----        --------
     Segment revenues                         $777         $863          $(86)
        % of total revenues                     35%          42%           (7)%

     Gross margin                             $164         $185          $(21)
        % of segment revenues                   21%          21%            -

     Income before income taxes                $90          $50           $40
        % of income before income taxes
        from segments                           44%         625%           NM

                                    7 of 13

The Large Utilities segment is comprised of the large integrated utilities that serve nearly 7 million customers in North America, the Caribbean and South America. Businesses include IPALCO in Indiana, EDC in Venezuela and Eletropaulo in Brazil.

For the second quarter of 2003, revenues for Large Utilities were $777 million and represented 35% of total revenues for the quarter. Revenues for Large Utilities decreased $86 million, or 7%, from the second quarter of 2002. Despite an increase in Eletropaulo's electricity sales, revenues for the second quarter of 2003 decreased when compared to the second quarter of 2002 due to higher average exchange rates in effect for 2003 compared to 2002. The quarter over quarter devaluation of the Venezuelan Bolivar negatively impacted the U.S. Dollar translated revenues of EDC and offset the impact of an increase in revenues resulting from a tariff increase. IPALCO also had a slight decrease quarter over quarter due to milder weather in 2003.

The gross margin as a percentage of revenues for the Large Utility segment was 21% for the second quarter of 2003 and 2002. Eletropaulo's gross margin decreased mainly due to higher average exchange rates in the second quarter of 2003 and higher pension cost compared to the second quarter of 2002. Additionally, IPALCO experienced a lower margin and margin percentage due to milder weather and higher operating and maintenance costs in 2003. Overall, gross margin for Large Utilities declined to $164 million for the second quarter of 2003 from $185 million in the second quarter of 2002.

Large Utilities generated $90 million of income before income taxes (or 44% of the net total) for the second quarter of 2003, up from $50 million for the same period in 2002. The increase relates primarily to appreciation of the month end Brazilian Real rates from March 31, 2003 to June 30, 2003 and one-time charges taken in 2002 for the loss on sale of securities at EDC. The increases were offset by lower gross margin and substantially reduced foreign currency transaction gains at EDC during 2003, due to the devaluation in the Venezuelan Bolivar quarter over quarter, and a lower gross margin at IPALCO.

Growth Distribution

           ($ in millions)                     2Q           2Q
                                              2003         2002        Variance
                                              ----         ----        --------
     Segment revenues                         $317         $170          $147
        % of total revenues                     14%           8%            6%

     Gross margin                              $24         $(94)         $118
        % of segment revenues                    8%         (55)%          63%

     Income (loss) before income taxes         $22        $(149)         $171
        % of income before income taxes
        from segments                           11%       (1863)%         NM

The Growth Distribution segment, serving nearly 5 million customers, consists of electricity distribution companies that are generally located in developing countries or

                                    8 of 13
regions where the demand for electricity is expected to grow at a rate higher than in more developed regions.

For the second quarter of 2003, revenues were $317 million, an 86% increase over the second quarter of 2002, and represented 14% of total revenues for the quarter. The Caribbean represents the most significant contributor with 38% of Growth Distribution revenues, while South America represents 35% and Europe/Africa contributes the remaining 27%. The increase in revenues is due primarily to the one-time charge taken in 2002 for the MAE write-off at Sul. Operationally, there were increases in revenues at Eden & Edes and Edelap in Argentina, Sonel in Cameroon, Clesa and Caess in El Salvador. These were partially offset by reductions at Sul in Brazil because of the higher average exchange rates during the second quarter of 2003 and Ede Este in the Dominican Republic.

The gross margin as a percentage of revenues for the Growth Distribution segment was 8% in the second quarter of 2003, an increase from (55)% in the second quarter of 2002. Gross margin and gross margin percentages declined at Ede Este in the Dominican Republic and Sonel in Cameroon. These declines were offset by an increased gross margin at Caess in El Salvador and the one-time adjustment taken in 2002 for the MAE write-off at Sul. Overall, the gross margin for the Growth Distribution segment increased to $24 million for the second quarter of 2003.

Growth Distribution businesses generated $22 million of income before income taxes for the second quarter of 2003, an increase of $171 million from a loss before income taxes of $(149) million for the second quarter of 2002. Income before income taxes increased at Sul in Brazil, Eden & Edes in Argentina and Caess in El Salvador. These increases were partially offset by decreases at Ede Este in the Dominican Republic due, in part, to foreign exchange transaction losses caused by the devaluation of the Dominican Peso during the second quarter of 2003 as well as lower operating margins.


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


THE AES CORPORATION  ---  Supplemental Data
($ in millions, except Total Assets in billions)

                                                                                  2002                                2003
                                                    ----------------------------------------------------        ------------------
                                                    1st Qtr     2nd Qtr     3rd Qtr     4th Qtr     Year        1st Qtr    2nd Qtr
                                                    -------     -------     -------     -------     ----        -------    -------
GEOGRAPHIC:
North America
Revenues                                            $   491     $   492     $   570     $   539     $ 2,092     $   552     $  516
Income before Income Taxes (4)                      $   136     $   138     $     5     $   (4)     $   275     $   117     $   92

Caribbean (1)
Revenues                                            $   373     $   365     $   334     $   383     $ 1,455     $   400     $  410
Income before Income Taxes (4)                      $    59     $    73     $    41     $   (62)    $   111     $    13     $  (18)

South America
Revenues                                            $   787     $   708     $   713     $   688     $ 2,896     $   679     $  800
Income before Income Taxes (4)                      $   (10)    $  (265)    $  (289)    $  (960)    $(1,524)    $    55     $  130

Europe/Africa
Revenues                                            $   425     $   365     $   369     $   450     $ 1,609     $   455     $  359
Income before Income Taxes (4)                      $    76     $    23     $     4     $(1,135)    $(1,032)    $    28     $  (36)

Asia
Revenues                                            $   100     $   108     $    88     $    97     $   393     $   107     $  107
Income before Income Taxes (4)                      $    36     $    39     $    23     $    18     $   116     $    41     $   37

Corporate (3)
Income before Income Taxes (4)                      $  (124)    $  (116)    $   (96)    $  (144)    $  (480)    $  (137)    $ (106)

SEGMENTS:
Contract Generation
Revenues                                            $   652     $   632     $   599     $   668     $ 2,551     $   716     $  735
Gross Margin (2)                                    $   272     $   260     $   242     $   291     $ 1,065     $   291     $  285
Income before Income Taxes (4)                      $   181     $   144     $   144     $   148     $   617     $   154     $  124

Competitive Supply
Revenues                                            $   409     $   373     $   394     $   452     $ 1,628     $   459     $  363
Gross Margin (2)                                    $    88     $    85     $    93     $  (137)    $   129     $   113     $   18
Income before Income Taxes (4)                      $   (41)    $   (37)    $  (166)    $(1,286)    $(1,530)    $    33     $  (31)

Large Utilities
Revenues                                            $   768     $   863     $   783     $   736     $ 3,150     $   703     $  777
Gross Margin (2)                                    $   232     $   185     $   199     $    71     $   687     $   165     $  164
Income before Income Taxes (4)                      $   134     $    50     $  (175)    $  (951)    $  (942)    $    69     $   90

Growth Distribution
Revenues                                            $   347     $   170     $   298     $   301     $ 1,116     $   315     $  317
Gross Margin (2)                                    $    77     $   (94)    $    48     $   (14)    $    17     $    42     $   24
Income before Income Taxes (4)                      $    23     $  (149)    $   (19)    $   (54)    $  (199)    $    (2)    $   22

Corporate (3)
Income before Income Taxes (4)                      $  (124)    $  (116)    $   (96)    $  (144)    $  (480)    $  (137)    $ (106)

ADDITIONAL INFORMATION:
Revenues                                            $ 2,176     $ 2,038     $ 2,074     $ 2,157     $ 8,445     $ 2,193     $2,192
Gross Margin (2)                                    $   669     $   436     $   582     $   211     $ 1,898     $   611     $  491
Gross Margin Percentage (2)                              31%         21%         28%         10%         22%         28%        22%
Income before Income Taxes (4)                      $   173     $  (108)    $  (312)    $(2,287)    $(2,534)    $   117     $   99
Total Assets (billions)                             $    40     $    39     $    37     $    34     $    34     $    33     $   34
Depreciation and Amortization                       $   195     $   198     $   191     $   197     $   781     $   176     $  188
FAS 133 Gain (Loss)(5)                              $    17     $    25     $    (6)    $   (48)    $   (12)    $   (14)    $  (24)
Foreign Exchange Gain (Loss) from Brazil(5)         $   (10)    $   (85)    $  (203)    $    46     $  (252)    $    22     $   82
Foreign Exchange Gain (Loss) from Argentina(5)      $   (82)    $   (52)    $  --       $    (5)    $  (139)    $    33     $   21
Foreign Exchange Gain (Loss) from Venezuela(5)      $    65     $    25     $    21     $   (72)    $    39     $     4     $  (17)
Foreign Exchange Gain (Loss) from Dominican
  Republic(5)                                       $    (3)    $    (2)    $    (7)    $   (12)    $   (24)    $   (23)    $  (13)

(1) Includes Venezuela and Colombia.
(2) Gross Margin is revenues reduced by cost of sales and services.
(3) Corporate consists of interest expense and selling, general and administrative expenses. Revenue and Gross Margin for Corporate equal zero.
(4) Amount is net of pre-tax minority interest.
(5) Amount is net of the income tax effect.


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                              THE AES CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 2003 AND DECEMBER 31, 2002

($ in millions)                                  June 30, 2003 December 31, 2002
                                                 ------------- -----------------

ASSETS:
Current assets:
Cash and cash equivalents                              $ 1,653            $ 767
Restricted cash                                            498              160
Short term investments                                     216              209
Accounts receivable, net of reserves of
  $362 and $375, respectively                            1,127            1,082
Inventory                                                  396              368
Receivable from affiliates                                  15               25
Deferred income taxes - current                            127              130
Prepaid expenses                                            82               66
Other current assets                                       752              929
Current assets of held for sale and discontinued
   businesses                                              453              613
                                                    -----------    -------------
   Total current assets                                  5,319            4,349

Property, Plant and Equipment:
Land                                                       764              702
Electric generation and distribution assets             20,409           18,347
Accumulated depreciation                                (4,577)          (4,051)
Construction in progress                                 2,430            3,212
                                                    ----------- -   ------------
   Property, plant and equipment, net                   19,026           18,210

Other assets:
Deferred financing costs, net                              442              398
Project development costs                                    6               15
Investment in and advances to affiliates                   704              678
Debt service reserves and other deposits                   393              508
Goodwill, net                                            1,374            1,388
Deferred income taxes - noncurrent                       1,038              939
Long-term assets of held for sale and
  discontinued businesses                                3,769            6,055
Other assets                                             2,087            1,690
                                                    -----------    -------------
   Total other assets                                    9,813           11,671
                                                    -----------    -------------

    Total Assets                                      $ 34,158         $ 34,230
                                                    ===========    =============

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable                                       $ 1,180          $ 1,115
Accrued interest                                           528              361
Accrued and other liabilities                            1,405            1,122
Current liabilities of held for sale and
  discontinued businesses                                2,682              588
Recourse debt-current portion                                3               26
Non-recourse debt-current portion                        4,545            3,299
                                                    -----------    -------------
   Total current liabilities                            10,343            6,511

Long-term liabilities:
Recourse debt                                            5,585            5,778
Non-recourse debt                                        9,800           10,635
Deferred income taxes                                      849              981
Long-term liabilities of held for sale and
  discontinued businesses                                1,480            5,109
Pension liabilities                                      1,357            1,166
Other long-term liabilities                              2,765            2,595
                                                    -----------    -------------
   Total long-term liabilities                          21,836           26,264

Minority interest, including discontinued
  operations of $41 in 2002                                863              818
Company obligated convertible mandatorily redeemable
   preferred securities of subsidiary trusts holding
   solely junior subordinated debentures of AES            910              978

Stockholders' equity (deficit):
Common stock                                                 6                6
Additional paid-in capital                               5,688            5,312
Accumulated deficit                                       (735)            (700)
Accumulated other comprehensive loss                    (4,753)          (4,959)
                                                    -----------    -------------
   Total stockholders' equity (deficit)                    206             (341)
                                                    -----------    -------------

    Total Liabilities and Stockholders'
      Equity (Deficit)                                $ 34,158         $ 34,230
                                                    ===========    =============

                                          11 of 13

                              THE AES CORPORATION
                 CAPITAL RESOURCES AND OTHER BALANCE SHEET DATA
                                ($ in billions)

                                                June 30,        December 31,
    Capitalization:                                2003              2002
                                              ----------------  ----------------
    Recourse debt                                      $ 5.59            $ 5.80
    Non-recourse debt                                   14.35             13.93
                                              ----------------  ----------------
    Total debt                                          19.94             19.73

    Preferred Securities                                 0.91              0.98

    Minority Interest                                    0.86              0.82

    Stockholders' equity                                 0.21             (0.34)
                                              ----------------  ----------------
    Total capitalization                              $ 21.92           $ 21.19
                                              ================  ================

Selected Balance Sheet Data by Geographic Region:

                                              Property, Plant        Total         Non-recourse
    June 30, 2003                               & Equipment         Assets             Debt
                                              ---------------------------------------------------
    North America                                      $ 6.09            $ 7.46           $ 4.24
    Caribbean                                            4.68              5.98             2.46
    South America                                        5.28             10.25             5.40
    Europe/Africa                                        1.38              5.90             0.82
    Asia                                                 1.59              2.53             1.43
    Discontinued Operations                                 -              0.81                -
    Corporate                                            0.01              1.23                -

    December 31, 2002
    North America                                      $ 6.13            $ 7.41           $ 4.26
    Caribbean                                            5.13              6.54             2.90
    South America                                        4.26              8.69             4.97
    Europe/Africa                                        1.30              5.68             0.74
    Asia                                                 1.38              2.20             1.06
    Discontinued Operations                                 -              3.31                -
    Corporate                                            0.01              0.40                -

Selected Balance Sheet Data by Line of Business:

                                               Property, Plant       Total         Non-recourse
    June 30, 2003                               & Equipment          Assets            Debt
                                              ---------------------------------------------------
    Contract Generation                                $ 9.07           $ 13.37           $ 7.33
    Competitive Supply                                   2.43              6.68             1.32
    Large Utilities                                      5.93              9.12             4.61
    Growth Distribution                                  1.59              2.95             1.09
    Discontinued Operations                                 -              0.81                -
    Corporate                                            0.01              1.23                -

    December 31, 2002
    Contract Generation                                $ 8.06           $ 12.09           $ 6.55
    Competitive Supply                                   3.06              7.16             1.57
    Large Utilities                                      5.65              8.45             4.64
    Growth Distribution                                  1.43              2.82             1.17
    Discontinued Operations                                 -              3.31                -
    Corporate                                            0.01              0.40                -

                                             12 of 13

                                                         The AES Corporation
                                                    Parent Financial Information

-----------------------------------------------------------------------------------------------------------------------------------
Parent only data: last four quarters
($ in millions)                                                                                    4 Quarters Ended
                                                                                   December 31,   March 31,   June 30,  December 31,
 Total subsidiary distributions & returns of capital to Parent                        2002          2003        2003       2003
---------------------------------------------------------------                      Actual        Actual      Actual   Forecast (1)
                                                                                   -----------    ---------   --------- -----------
Subsidiary distributions to Parent                                                      $ 804        $ 658       $ 773     $ 1,054
Net distributions to/(from) QHCs (2)                                                      291          286         208           5
                                                                                   -----------    ---------   --------- -----------
Subsidiary distributions                                                                1,095          944         981       1,059

Returns of capital distributions to Parent                                                 84           43          54         298
Net returns of capital distributions to/(from) QHCs (2)                                     0            0           6           6
                                                                                   -----------    ---------   --------- -----------
Returns of capital distributions                                                           84           43          60         304

Combined distributions & return of capital received                                     1,179          987       1,041       1,363
Less: combined net distributions & returns of capital to/(from) QHCs (2)                 (291)        (286)       (214)        (11)
                                                                                   -----------    ---------   --------- -----------
Total subsidiary distributions & returns of capital to Parent                           $ 888        $ 701       $ 827     $ 1,352
                                                                                   ===========    =========   ========= ===========


------------------------------------------------------------------------------------------------------------------------------------
Parent only data: quarterly
($ in millions)                                                                                 Quarter Ended
                                                                         June 30,    September 30,December 31, March 31,   June 30,
 Total subsidiary distributions & returns of capital to Parent             2002         2002         2002        2003        2003
---------------------------------------------------------------           Actual       Actual       Actual      Actual      Actual
                                                                         ---------    ---------   ----------  ----------   ---------
Subsidiary distributions to Parent                                           $ 197        $ 176        $ 149       $ 136      $ 312
Net distributions to/(from) QHCs (2)                                            66           76          100          44        (12)
                                                                         ---------    ---------   ----------  ----------   ---------
Subsidiary distributions                                                       263          252          249         180        300

Returns of capital distributions to Parent                                      14            4           23           2         24
Net returns of capital distributions to/(from) QHCs (2)                          0            0            0           0          6
                                                                         ---------    ---------   ----------  ----------   ---------
Returns of capital distributions                                                14            4           23           2         30

Combined distributions & return of capital received                            277          256          272         182        330
Less: combined net distributions & returns of capital to/(from) QHCs (2)       (66)         (76)        (100)        (44)         6
                                                                         ---------    ---------   ----------  ----------   ---------
Total subsidiary distributions & returns of capital to Parent                $ 211        $ 180        $ 172       $ 138      $ 336
                                                                         =========    =========   ==========  ==========   =========

Liquidity (3)                                                                                     Balance at
---------
($ in millions)                                                          June 30,  September 30, December 31, March 31,   June 30,
                                                                           2002         2002         2002        2003        2003
                                                                          Actual       Actual       Actual      Actual      Actual
                                                                        ---------- ------------- ------------ ---------   ----------
Cash at Parent                                                               $ 288        $ 384       $ 188       $ 395        $ 922
Availability under revolver                                                     69            5          18          28           39
Cash at QHCs (2)                                                                 2            6          10          66           29
                                                                        ----------  -----------  ----------   ---------   ----------
 Ending liquidity                                                            $ 359        $ 395       $ 216       $ 489        $ 991
                                                                        ==========  ===========  ==========   =========   ==========


(1) Forecasted financial information is based on certain material assumptions. Such assumptions include, but are not limited to the following:

     a. We assume continued normal levels of operating performance and electricity demand at our distribution companies.

     b. We assume operational performance at our contract generation businesses consistent with historical levels and in accordance with the provisions of the relevant contracts.

     c. Our assumptions about asset sales include transactions that are supported by signed agreements and that have been previously announced.

(2) The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.

(3) AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a Parent company because of the non-recourse nature of most of AES's indebtedness.

Certain statements regarding AES's ("the Company's") business operations may constitute "forward looking statements" as defined by the Securities and Exchange Commission.

Such statements are not historical facts, but are predictions about the future which inherently involve risks and uncertainties, which could cause our actual results to differ from those contained in the forward looking statement. We urge investors to read our descriptions and discussions of these risks that are contained under the section "Risk Factors" in the Company's Annual Report/Form 10K for the year ended December 31, 2002.


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